Canbiola, Inc. (OTC PINK: CANB) Revenue and Shareholder 2nd Quarter Update

HICKSVILLE, NY., July 09, 2018 (GLOBE NEWSWIRE) -- Canbiola, Inc. (OTC PINK: CANB) Canbiola is pleased to update shareholders on our progress for the first half of 2018.

REVENUES:

We expect to have doubled our revenues in Q2 2018 as compared to Q1 2018; our Distribution and Outreach strategy appears to be beginning to take hold, and we are pleased with the progress and expect to continue this upward swing moving forward.

DISTRIBUTION:

The Company's commitment to penetrate the medical community will and always has been the foundation of our growth. This decision has made a very positive impact to our Private Physician Affiliate Program.  Our corporate sales to Functional and Alternative medical practices has grown.  Our nationwide Roll-Out has begun and continues to grow dramatically due to our strong affiliation with very clear-cut distribution channels. We see exponential growth to Doctors and Medical Practices nationwide selling Canbiola products. We have developed a new section on our site to help our potential clients locate doctors and practices in their locality. This feature can be found through our website at https://canbiola.com/find-us-contact-us/.

MANUFACTURING:

We have acquired new equipment for use at the manufacturing facility located in Washington State where the company’s products are made. This allows the Company to roll out an entire new line of supplements and varieties of other products. This equipment has arrived at the location and installation is in progress. This equipment will help us to control and expand the manufacturing process in order to increase our efficiency and delivery levels.

The latest equipment includes:

1.  NJP-800 Automatic Capsule Filling Machine – Makes 48,000 dry capsules per hour and is GMP approved. Products: Hard Capsules, allow any dry supplement blend that we create to be encapsulated.

2.  ZP-9 Rotary Tablet Press – Makes 12,000 tablets per hour and is GMP approved. Products: Dab Tablets, Pet Tablets, Coated Ibuprofen type tablets, hard press items like Lifesavers.

3.  2M Conveyor Belt Line – Increases bottling and labeling process by 25%

4.  Small Capsule Counter ZN-400 – Counts/Fills 1,800 bottles of Capsules per hour. Fills capsule bottles with precision for faster filling/sealing of hard capsules and dry tablets.

5.  Additional Die Set for ZP-9 Tablet Press – Allows 'CANB' embossment for the Ibuprofen type coated dry tablets.

6.  YD-2 Tablet Tester – Quality Control equipment that determines optimum levels for dry tablets and Dab Tablets during production.

7.  BY-400 Coating Machine – Coatings for dry tablets made by the ZP-9 machine to give Enteric coatings, buffers, and color to the pressed hard tablets.

8.  DPT-80 Blister Pack Machine – Makes 1,800 units per hour. Setup for 6 or 8 sizes #0 dry capsules made with the NJP-8 machine, and allows us to pack the capsules in easy to tear flat-packs with a thin box for shelves; will allow us to present our products in smaller amounts like Tylenol cold medicine liquid-gels, Sudafed etc.

9.  DCJ Liquid Sachet Packing Machine – Makes 3,600 unites per hour. The machine makes liquid packs of our items, such as freeze-pops, freeze gel and lotion samples, tincture samples and other liquid products we produce.

10.  DCF Powder Sachet Packing Machine – Makes 3,600 units per hour. The machine makes dry packs of our items, such as retail-ready water-soluble powder for drink mixes, coffee, tea smoothies, etc., in sugar-packet sizes.

11.  SL-130 Automatic Labeling Machine – Rolls 6,000 labels per hour. Auto Date Code and Conveyor Setup. Machine speeds up labeling and allows us to use professional labels on all round products.

About Canbiola, Inc.

Canbiola, Inc. is a public company trading under symbol CANB.

Canbiola, Inc. is a US Company embarking in the sale of a variety of Cannabidiol (CBD) based products. Canbiola is in the process of developing its own line of proprietary products as well as seeking synergistic value through acquisitions in the CBD and the medical cannabis industry. Cannabis is currently federally illegal and has legalized for medical purposes in some form in a limited number of states. The company has already launched several products found at www.canbiola.com.

The company also owns two technological solutions, Wrapmail (US Patent 8,572,275), which turns traditional email into a powerful marketing and branding tool, as well Prosperity Systems and the Bullseye platform of document management and compliance targeted at broker-dealers, public companies, and governmental agencies providing a flawless all-in-one solution for document management, retention and compliance.

Forward-looking statements and risks and uncertainties Matters discussed in this press release contain forward-looking statements. The words "anticipate," "believe," "estimate," "may," "intend," "expect," and similar expressions identify such forward-looking statements. Expected, actual results, performance, or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements contained herein. Forward-looking statements are subject to a number of risks and uncertainties, including but not limited to, risks and uncertainties associated with, among other things, the impact of economic, competitive, and other factors affecting our operations, markets, products, and performance. The matters discussed herein should not be construed in any way, shape or manner of our future financial condition or stock price.

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CONTACT:

Canbiola Investor Relations

Email: IR@canbiola.com

Phone: (516) 595-9544

http://www.canbiola.com

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